Exhibit 99

National Fuel Gas Company	Financial News

6363 Main Street/Williamsville, NY 14221

James C. Welch
RELEASE DATE: October 11, 2007	Investor Relations
716-857-6987

Ronald J. Tanski
Treasurer
716-857-6981
National Fuel Reports Seneca’s Operational Results in its Appalachian Region and the
Results from Netherland, Sewell’s Study
Williamsville, New York: National Fuel Gas Company (“National Fuel” or “Company”) (NYSE:NFG) is announcing the preliminary results of the Appalachian operations of Seneca Resources Corporation (“Seneca”), the Company’s exploration and production subsidiary, for its 2007 fiscal year, which ended on September 30, 2007. In addition, Seneca is reporting the results of a study performed by Netherland, Sewell & Associates, Inc. (“NSA” or “Netherland, Sewell”) regarding Seneca’s undeveloped reserves1 in a portion of Seneca’s acreage in Appalachia.
Highlights of Seneca’s Appalachian Operations in 2007:
•	Seneca’s proved reserves increased approximately 33 percent to 110 billion cubic feet equivalent (“BCFE”) as of September 30, 2007, (including proved undeveloped reserves of approximately 10.4 BCFE that had not been historically reported by Seneca) from 83 BCFE as of September 30, 2006.

•	As confirmed by public data available through September 2007, Seneca was the most active driller in northwestern Pennsylvania. Seneca drilled or participated in 233 wells during fiscal 2007 (not including a deeper Onondaga Reef well and two vertical wells drilled through the EOG Resources joint venture), representing more than a 50 percent increase compared to drilling activity in 2006; 219 of the 233 wells (94 percent) have been, or will be, completed as producing wells (five of the remaining 14 wells have been plugged and nine are in the final stages of evaluation).

•	2007 results are consistent with previous disclosure regarding per well estimated ultimate recoveries (“EUR”), production profile and costs to drill and complete wells in this region.

[1]	The Securities and Exchange Commission (the “SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company uses the terms “probable” and “possible” and other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Qs, available at www.nationalfuelgas.com. You can also obtain these forms on the SEC’s website at www.sec.gov.
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National Fuel

October 11, 2007
Highlights of the NSA Study:
•	NSA identified more than 1,000 prospective drilling locations on approximately 200,000 acres. The acreage that qualified for Proved, Probable, or Possible status was limited to a 200,000-acre area within close proximity to wells with reliable production histories.

•	NSA identified total undeveloped reserves of approximately 120 BCFE consisting of the reserve categories of Proved Undeveloped, Probable Undeveloped and Possible Undeveloped, resulting in total 3P reserves of approximately 220 BCFE in accordance with the Society of Petroleum Engineers (“SPE”) reserve definitions.
Seneca’s 2007 Appalachian Activities
          Philip C. Ackerman, Chairman and Chief Executive Officer of National Fuel Gas Company, stated: “We have taken significant action in the Exploration and Production segment this year to take advantage of our opportunities. Of note, we’ve hired Matt Cabell as Seneca’s new President and John McGinnis as its new Senior Vice President of Exploration and Development. We sold our Canadian E & P operations at a very attractive price and we have significantly, and very successfully, increased our activity in the Upper Devonian and Silurian sandstones in Appalachia. We entered into an agreement with EOG Resources, a recognized leader in shale development that will help us exploit the Marcellus Shale in a timely and prudent fashion. We believe that the Appalachian region, in particular, is significant to the Company’s growth, and we will continue to develop our acreage in the region on the basis of reliable scientific and well data.”*
          Seneca drilled or participated in 233 wells in Appalachia during fiscal 2007 (excluding a deeper Onondaga Reef well and two joint venture wells with EOG Resources) and 219 of those have already been, or will be, completed as producing wells.* Five of the 14 remaining wells have been plugged, and nine are in their final stages of evaluation and will be completed and begin producing early next year, or plugged and abandoned. The 219 successful wells are expected to produce on average, or have an EUR of, approximately 97 million cubic feet equivalent (“MMCFE”) of oil and natural gas, which is in-line with previous Company EUR disclosures.* In addition, Seneca participated as a 50 percent working interest partner in the deeper Onondaga Reef well, which has an expected EUR of more than 1,000 MMCFE.*
          Matthew D. Cabell, Seneca’s President, said: “I am very pleased with the 2007 results, and we hope to do even better in 2008, both by increasing the number of wells to be drilled and by continuing to high-grade and prioritize drilling locations.* While the average EUR per completed well was 97 MMCFE, our individual well results across all shallow Devonian and Silurian wells ranged from dry holes to a well with an EUR of approximately 640 MMCFE.* By high-grading and prioritizing drilling locations, the average EURs for newly drilled wells have been increasing over the past few years. Results are consistent with our prior disclosures and the findings of the Netherland, Sewell study. We hope to continue to improve our results through detailed geologic mapping and continuous integration of new results.”*
          The variability of the reserve potential among wells can be seen on Exhibit 1, which illustrates a representative portion of Seneca’s Appalachian acreage showing the EUR for wells
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National Fuel

October 11, 2007
that have a number of years of production data. As shown, a well having an EUR of 739 MMCFE has directly offsetting wells with EURs of 120 MMCFE and 43 MMCFE. This high degree of variability is typical across Seneca’s producing area, although most wells have EURs between 40 and 160 MMCFE.
Representative Area of 3P Targeted Acreage Evaluation Producing Area Total Acres PDP + Direct Offset Offset Wells (No Data) EUR Wells Note: red, green, and black contours represent the distance from PDP wells.
          Due to the significant variability in the performance of wells in relatively close proximity, resulting from the heterogeneous nature of the geology of this part of the Appalachian Basin, Seneca cannot simply drill successively offsetting wells on immediately adjacent acreage. Cabell noted: “The results announced today, as well as the NSA study, validate the prudent pace of Seneca’s accelerated drilling program in the Appalachian Basin.” While Seneca has significantly increased its drilling activity on its Appalachian acreage, the Company remains committed to pursuing opportunities at a pace that it believes will maximize well production and economics.*
          Cabell continued: “This part of the Appalachian Basin has complex stratigraphy. We can certainly be successful if we are deliberate and careful, and that is how we intend to operate. The geology and sand characteristics are more consistent in those areas of the basin where other operators are active.” Seneca’s drilling area, relative to certain others, can be seen on the map labeled Exhibit 2.
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National Fuel
Page. 4
October 11, 2007
Exhibit 2 Major Appalachia Operators Primary Focus Areas Seneca Resources Operations Upper Devonian sands Equitable Operations Mississippian & Devonian sands Dominion Operations Mississippian & Devonian sands Cabot Operations Mississippian sands & Huron shale
          For the fiscal 2007 Appalachian drilling program (excluding the EOG joint venture), Seneca is providing the average estimated economics:
Average capital cost per completed well - $200,350 per well
Average fixed monthly operating cost per well - $150 per month
Other variable/fixed lifting cost per MCFE - $0.43 per MCFE (average over life of well)
Average Net Revenue Interest per well – 94 percent
Payout – approximately 3 years
Price Deck – Flat NYMEX $7.00 per MCF and $70 per barrel, adjusted for British Thermal Unit (“BTU”) and basis differential, gathering expense, and processing expense (net effect equates to $8.12 per MCF).
          In addition, the average “type” decline curve, based on the results of Seneca’s 2007 shallow Devonian and Silurian drilling program, is illustrated in Exhibit 3.
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National Fuel

October 11, 2007
Average Production Profile 2007 Shallow Gas Program
Net Equivalent Gas Production (MMCFE)
Netherland, Sewell Study Results
          Earlier in 2007, Seneca engaged NSA to complete an estimate of Proved undeveloped, Probable undeveloped, and Possible undeveloped reserves in the Upper Devonian and Silurian sandstone formations on its acreage. This analysis has been completed as of September 30, 2007.
          Cabell commented: “Upon joining Seneca, I thought it was important to have a well-recognized engineering firm review Seneca’s developed and undeveloped reserves. Netherland, Sewell’s work was extremely thorough and their team spent months reviewing Seneca’s geologic and production data on all of its Appalachian acreage. However, due to the definitions and guidelines of the SPE relating to the recognition of undeveloped well locations, their estimates are limited to approximately 200,000 acres in close proximity to existing Seneca wells in Pennsylvania and New York that had reliable production histories. Because of the incomplete nature of the public production data for other operators in those States, Netherland, Sewell’s quantification of Seneca’s reserves may seem conservative, as much of Seneca’s acreage is too far from reliable data points.”
          The NSA estimates have been prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers (“2007 PRMS”). The 2007 PRMS is available at http://www.spe.org/spesite/spe/spe/industry/reserves/Petroleum_Resources_Management_System_2007.pdf
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National Fuel

October 11, 2007
          Based on Seneca’s approximate 94 percent average net revenue interest in this area, the NSA review yields the following estimates of Seneca’s undeveloped reserves in the Upper Devonian and Silurian formations on its Appalachian properties:

		Net Reserves*
				Gas
	Number of	Oil	Gas	Equivalent
Category	Locations	(Barrels)	(MCF)	(MCFE)
Proved Undeveloped	82	21,210	10,251,828	10,379,089

Probable Undeveloped	321	97,379	35,941,088	36,525,364

Possible Undeveloped	654	246,774	72,272,934	73,753,581

Total Undeveloped	1,057	365,363	118,465,850	120,658,034
          The 13-page NSA summary report is provided with this release and is labeled Exhibit 4.
          NSA is in the process of completing its review of Seneca’s Proved developed reserves for the Appalachian region, as well as the other regions in which Seneca operates. Final production figures for the month of September are still being tallied in order to arrive at final year-end reserve figures, which will be included in the Company’s Annual Report on Form 10-K. Seneca’s preliminary estimate of Proved developed Appalachian reserves at September 30, 2007, is 99,600 MMCFE and is illustrated in Exhibit 5.*
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National Fuel

October 11, 2007
Appalachian Reserves at Fiscal Year End (Preliminary) BCFE Fiscal Year Proved 2 P 3 P 2004 2005 2006 2007 PDP 79.6 84.2 83.0 99.6 PUD 10.4 Probable 36.5
          In addition, NSA is preparing an estimate of “Prospective Resources,” with respect to the Upper Devonian and Silurian sandstone formations on Seneca’s Appalachian acreage. This analysis is expected to quantify potential resources that exist on that acreage, but are too far from existing production data to be considered in the Proved, Probable or Possible categories. Seneca anticipates that this estimate will be available within the next few weeks and the Company plans to publicly disclose this estimate when it becomes available.*
          Cabell noted: “Although Netherland, Sewell has identified only approximately 1,000 locations that can be classified as having undeveloped reserves, we believe that, at current commodity price levels and well costs, hundreds of wells will be drillable each year for the foreseeable future.* We fully expect that the step-out locations we drill each year, as well as the exploratory wells we will drill on the acreage that is now classified as only having ‘Prospective Resources,’ will yield additional locations that will ultimately be classifiable in the Proved, Probable, and Possible categories.”*
          The drilling history and projected number of wells that Seneca has targeted to drill during 2008 in its shallow Appalachia drilling program is shown in the graph labeled Exhibit 6.*
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National Fuel

October 11, 2007
Development & Exploration Drilling 1998 — 2008 Shallow Gas Program
Increasing number of exploration wells will allow for a more rapid evaluation of potential resource
Wells Drilled per Year Fiscal Year
1998199920002001 Development31 Exploration52610
Future Opportunities in the Appalachian Region
          The above estimates do not include any estimate related to the resource potential of other formations, including Seneca’s rights in the Marcellus Shale, which is a deeper formation in Appalachia. Seneca is actively investigating the potential of the Marcellus Shale through its partnering arrangement with EOG Resources, an industry leader in exploiting shale formations. Seneca and EOG have drilled two vertical wells to date and are currently drilling the first horizontal Marcellus test well on Seneca’s acreage. By early 2008, Seneca expects to have results for three vertical wells and three horizontal wells on Seneca’s acreage, and additional drilling is planned for calendar year 2008.* Management believes that the plan developed by Seneca and EOG is prudent and optimal at this early stage of exploration in the Marcellus Shale. Although the Company intends to provide regular updates concerning its progress in exploring and evaluating the Marcellus opportunity, it is a very competitive play and neither Seneca nor EOG will be disclosing technical or competitive details. While the Company recognizes that the Marcellus Shale may present a significant opportunity for National Fuel, the play is still in its early stages and its economic viability is not yet determined.*
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National Fuel

October 11, 2007
          The complete results for Seneca’s 2007 fiscal year will be reported when the Company issues its consolidated fiscal 2007 earnings release on November 8, 2007. Management will discuss this release, consolidated fiscal 2007 earnings and answer questions regarding the NSA study during its conference call on November 9, 2007, at 11:00 AM.
          Seneca is a wholly owned subsidiary of National Fuel. National Fuel is an integrated energy company with $3.8 billion in assets comprised of the following five operating segments: Utility, Pipeline and Storage, Exploration and Production, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

*	Certain statements contained herein, including those which are designated with an asterisk (“*”) and those which use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions, including economic disruptions caused by terrorist activities, acts of war or major accidents; changes in the availability and/or price of natural gas or oil and the effect of such changes on the valuation of the Company’s natural gas and oil reserves; inability to obtain new customers or retain existing ones; significant changes in competitive factors affecting the Company; governmental/regulatory actions, initiatives and proceedings; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs or plans; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations or from issuances of short-term notes or debt or equity securities to finance needed capital expenditures and other investments, including any downgrades in the Company’s credit ratings; uncertainty of oil and natural gas reserve estimates; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the Company’s actual production levels for natural gas or oil; or significant changes in the Company’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur.

Analyst Contact:	James C. Welch (716) 857-6987
Media Contact:	Julie Coppola Cox (716) 857-7079
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Exhibit 4

Chairman Emeritus Clarence M. Netherland Chairman & CEO Frederic D. Sewell President & COO C.H. (Scott) Rees iii	Executive Committee G. Lance Binder - Dallas Danny D. Simmons - Houston P. Scott Frost - Dallas Dan Paul Smith - Dallas Joseph J. Spellman - Dallas Thomas J. Tella ii - Dallas
October 10, 2007
Mr. Matt Cabell
Seneca Resources Corporation
Suite 400
1201 Louisiana Street
Houston, Texas 77002
Dear Mr. Cabell:
In accordance with your request, we have estimated the gross (100 percent) proved, probable, and possible undeveloped reserves, as of September 30, 2007, for the Upper Devonian and Silurian Formations of certain oil and gas properties located in the Appalachian Basin in which Seneca Resources Corporation (Seneca) owns an interest. The estimates included herein are limited to the approximately 200,000 acres in proximity to existing Seneca wells in Pennsylvania and New York. The estimates of reserves in this report have been prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers; definitions are presented immediately following this letter.
According to Seneca, the average net revenue interest for Seneca properties in this area is approximately 94 percent. We estimate the number of undeveloped locations and gross (100 percent) reserves for these properties, as of September 30, 2007, to be:

		Gross (100 Percent) Reserves
		Oil	Gas	Gas Equivalent
Category	Number of Locations	(Barrels)	(MCF)	(MCFE)
Proved Undeveloped	82	22,564	10,906,200	11,041,584

Probable Undeveloped	321	103,595	38,235,200	38,856,770

Possible Undeveloped	654	262,526	76,886,100	78,461,256
The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels that are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of cubic feet (MCF) at standard temperature and pressure bases. Gas equivalent reserves are expressed in thousands of cubic feet equivalent (MCFE), determined using the ratio of 6 MCF of gas to 1 barrel of oil.
The estimates shown in this report are for proved, probable, and possible undeveloped reserves. As requested, proved developed producing and proved developed non-producing reserves that exist for these properties have not been included. It is our understanding that Seneca has prepared estimates of proved undeveloped reserves that are similar to the estimates shown in this report. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves included herein have not been adjusted for risk.
It should be understood that one of the major issues for undertaking a study of undeveloped potential in Pennsylvania and New York is the incomplete nature of the public production data for oil and gas wells. Oil and gas production in these states is not taxed; therefore, there is less financial incentive to compel government agencies to keep accurate records of oil and gas production. Because many wells were drilled in years prior to when detailed records were kept by the states, the cumulative production available for these early wells may be understated or unknown. Also, operators in Pennsylvania are not required to release production data for the most recent 5-year period, making recent data for non-Seneca wells difficult to acquire. Furthermore, the relatively low

4500 Thanksgiving Tower • 1601 Elm Street • Dallas, Texas 75201-4754 • Ph: 214-969-5401 • Fax: 214-969-5411	nsai@nsai-petro.com
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production rates from individual wells in the area result in the common practice of gathering and metering production for groups of wells rather than individual wells. Production is often allocated back to individual wells, which may not accurately reflect the wells’ actual production. These issues, which complicate the categorization of undeveloped locations, were taken into account while developing the methodology used in our study of undeveloped potential.
The analysis of undeveloped locations was limited to three offset locations in any direction from Seneca wells that had sufficient production data to determine an estimated ultimate recovery (EUR) on an individual well basis. This boundary included approximately 150,000 acres in which Seneca owns an interest, containing 889 wells with established EURs from Seneca data and 3,528 wells with incomplete data or no data at all. Not every undrilled location within three offset locations of a well with an established EUR had associated proved, probable, or possible reserves. The procedures used to categorize the locations in this area are as follows:
1.
Reserves associated with direct offset locations to a well with an established EUR were categorized as proved undeveloped (PUD), probable, or possible. For a location to be categorized as PUD, it must be on-lease (based on acreage maps supplied by Seneca), a direct offset to an economic well, and reasonably certain to be economic. If the location did not meet the “reasonably certain” PUD criteria, but was considered more than likely to be economic, then it was considered a probable location. If the location did not meet the “more than likely” criteria, but was not considered unlikely to be economic, then it was considered a possible location. Other factors considered in categorizing direct offset locations include the following: EURs from recently completed wells, nearby uneconomic wells, nearby wells with large EURs, nearby wells with an unknown history, and local spacing patterns.

2.
Reserves associated with second offset locations to a well with an established EUR were categorized either as probable or possible. For a location to be classified as probable, it must directly offset a PUD location and be considered more than likely to be economic. For a location to be categorized as possible, it must directly offset a probable location and not be considered unlikely to be economic.

3.
Reserves associated with third offset locations to a well with an established EUR were categorized as possible if they directly offset a probable location and were not considered unlikely to be economic.

4.	Uncategorized locations are locations that are direct offsets to uneconomic wells or wells with unknown or incomplete data that have not already been categorized above.
Seneca also owns an interest in certain wells that are outside the 150,000-acre area discussed above and are in fields where production was previously under the jurisdiction of the Federal Energy Regulatory Commission (FERC). Production from the wells in each of these fields is reported together; therefore, only a total established EUR is available per field. The area that is associated with this part of the analysis contains approximately 50,000 acres and 670 FERC wells. The procedures used to categorize the locations in this area are as follows:
1.	The established EUR for each of these fields was allocated to the individual wells within each field to serve as a basis for determining the economic viability of these wells.

2.
For areas where the average FERC well EUR is significantly above the economic threshold, locations are categorized as possible if they are within two offset locations of these FERC wells and are not considered unlikely to be economic.

For the purposes of this report, we did not perform any field inspection of the properties. We have not investigated possible environmental liability related to the properties.
As with any Appalachian Basin study, there could be revisions to the reserves estimates as more data become available. The reserves shown in this report are estimates only and should not be construed as exact quantities.

They may or may not be recovered, and, because of governmental policies and uncertainties of supply and demand, the actual production rates may vary from assumptions made while preparing this report. Also, estimates of reserves may increase or decrease as a result of future operations.
In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geologic. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geologic data; therefore, our conclusions necessarily represent only informed professional judgment.
The data used in our estimates were obtained from Seneca Resources Corporation, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting geologic, field performance, and work data are on file in our office. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties and are not employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.

		By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
President and Chief Operating Officer

By:	/s/ Thomas J. Tella II, P.E.	By:	/s/ William J. Knights, P.G.
	Thomas J. Tella II, P.E.		William J. Knights, P.G.
	Senior Vice President		Vice President

Date Signed: October 10, 2007		Date Signed: October 10, 2007
EMP:JAC

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007
This document contains information excerpted from definitions and guidelines prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers (SPE) and reviewed and jointly sponsored by the World Petroleum Council (WPC), the American Association of Petroleum Geologists (AAPG), and the Society of Petroleum Evaluation Engineers (SPEE).
Preamble
Petroleum resources are the estimated quantities of hydrocarbons naturally occurring on or within the Earth’s crust. Resource assessments estimate total quantities in known and yet-to-be-discovered accumulations; resources evaluations are focused on those quantities that can potentially be recovered and marketed by commercial projects. A petroleum resources management system provides a consistent approach to estimating petroleum quantities, evaluating development projects, and presenting results within a comprehensive classification framework.
These definitions and guidelines are designed to provide a common reference for the international petroleum industry, including national reporting and regulatory disclosure agencies, and to support petroleum project and portfolio management requirements. They are intended to improve clarity in global communications regarding petroleum resources. It is expected that this document will be supplemented with industry education programs and application guides addressing their implementation in a wide spectrum of technical and/or commercial settings.
It is understood that these definitions and guidelines allow flexibility for users and agencies to tailor application for their particular needs; however, any modifications to the guidance contained herein should be clearly identified. The definitions and guidelines contained in this document must not be construed as modifying the interpretation or application of any existing regulatory reporting requirements.
1.0 Basic Principles and Definitions
The estimation of petroleum resource quantities involves the interpretation of volumes and values that have an inherent degree of uncertainty. These quantities are associated with development projects at various stages of design and implementation. Use of a consistent classification system enhances comparisons between projects, groups of projects, and total company portfolios according to forecast production profiles and recoveries. Such a system must consider both technical and commercial factors that impact the project’s economic feasibility, its productive life, and its related cash flows.
1.1 Petroleum Resources Classification Framework
Petroleum is defined as a naturally occurring mixture consisting of hydrocarbons in the gaseous, liquid, or solid phase. Petroleum may also contain non-hydrocarbons, common examples of which are carbon dioxide, nitrogen, hydrogen sulfide and sulfur. In rare cases, non-hydrocarbon content could be greater than 50%.
The term “resources” as used herein is intended to encompass all quantities of petroleum naturally occurring on or within the Earth’s crust, discovered and undiscovered (recoverable and unrecoverable), plus those quantities already produced. Further, it includes all types of petroleum whether currently considered “conventional” or “unconventional.”
Figure 1-1 is a graphical representation of the SPE/WPC/AAPG/SPEE resources classification system. The system defines the major recoverable resources classes: Production, Reserves, Contingent Resources, and Prospective Resources, as well as Unrecoverable petroleum.
The “Range of Uncertainty” reflects a range of estimated quantities potentially recoverable from an accumulation by a project, while the vertical axis represents the “Chance of
PRODUCTION COMMERCIAL RESERVES 1P 2P 3P (PIIP) Commerciality PIIP PLACE Proved Probable Possible DISCOVERED -IN- COMMERCIAL CONTINGENT INITIALLY RESOURCES of Chance 1C 2C 3C PETROLEUM SUB- Increasing UNRECOVERABLE PIIP PROSPECTIVE TOTAL UNDISCOVERED RESOURCES Low Best High Estimate Estimate Estimate UNRECOVERABLE Range of Uncertainty Not to scale
Definitions - Page 1 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007
Commerciality”, that is, the chance that the project that will be developed and reach commercial producing status. The following definitions apply to the major subdivisions within the resources classification:
TOTAL PETROLEUM INITIALLY-IN-PLACE is that quantity of petroleum that is estimated to exist originally in naturally occurring accumulations. It includes that quantity of petroleum that is estimated, as of a given date, to be contained in known accumulations prior to production plus those estimated quantities in accumulations yet to be discovered (equivalent to “total resources”).
DISCOVERED PETROLEUM INITIALLY-IN-PLACE is that quantity of petroleum that is estimated, as of a given date, to be contained in known accumulations prior to production.
PRODUCTION is the cumulative quantity of petroleum that has been recovered at a given date. While all recoverable resources are estimated and production is measured in terms of the sales product specifications, raw production (sales plus non-sales) quantities are also measured and required to support engineering analyses based on reservoir voidage (see Production Measurement, section 3.2).
Multiple development projects may be applied to each known accumulation, and each project will recover an estimated portion of the initially-in-place quantities. The projects shall be subdivided into Commercial and Sub-Commercial, with the estimated recoverable quantities being classified as Reserves and Contingent Resources respectively, as defined below.
RESERVES are those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions. Reserves must further satisfy four criteria: they must be discovered, recoverable, commercial, and remaining (as of the evaluation date) based on the development project(s) applied. Reserves are further categorized in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by development and production status.
CONTINGENT RESOURCES are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations, but the applied project(s) are not yet considered mature enough for commercial development due to one or more contingencies. Contingent Resources may include, for example, projects for which there are currently no viable markets, or where commercial recovery is dependent on technology under development, or where evaluation of the accumulation is insufficient to clearly assess commerciality. Contingent Resources are further categorized in accordance with the level of certainty associated with the estimates and may be subclassified based on project maturity and/or characterized by their economic status.
UNDISCOVERED PETROLEUM INITIALLY-IN-PLACE is that quantity of petroleum estimated, as of a given date, to be contained within accumulations yet to be discovered.
PROSPECTIVE RESOURCES are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Prospective Resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub-classified based on project maturity.
UNRECOVERABLE is that portion of Discovered or Undiscovered Petroleum Initially-in-Place quantities which is estimated, as of a given date, not to be recoverable by future development projects. A portion of these quantities may become recoverable in the future as commercial circumstances change or technological developments occur; the remaining portion may never be recovered due to physical/chemical constraints represented by subsurface interaction of fluids and reservoir rocks.
Estimated Ultimate Recovery (EUR) is not a resources category, but a term that may be applied to any accumulation or group of accumulations (discovered or undiscovered) to define those quantities of petroleum estimated, as of a given date, to be potentially recoverable under defined technical and commercial conditions plus those quantities already produced (total of recoverable resources).
Definitions - Page 2 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007
1.2 Project-Based Resources Evaluations
The resources evaluation process consists of identifying a recovery project, or projects, associated with a petroleum accumulation(s), estimating the quantities of Petroleum Initially-in-Place, estimating that portion of those in-place quantities that can be recovered by each project, and classifying the project(s) based on its maturity status or chance of commerciality.
This concept of a project-based classification system is further clarified by examining the primary data sources contributing to an evaluation of net recoverable resources (see Figure 1-2) that may be described as follows:
Net RESERVOIR PROJECT Recoverable
(in-place volumes) (production/cash flow)
Resources
Entitlement
PROPERTY
(ownership/contract terms)
•	The Reservoir (accumulation): Key attributes include the types and quantities of Petroleum Initially-in-Place and the fluid and rock properties that affect petroleum recovery.

•
The Project: Each project applied to a specific reservoir development generates a unique production and cash flow schedule. The time integration of these schedules taken to the project’s technical, economic, or contractual limit defines the estimated recoverable resources and associated future net cash flow projections for each project. The ratio of EUR to Total Initially-in-Place quantities defines the ultimate recovery efficiency for the development project(s). A project may be defined at various levels and stages of maturity; it may include one or many wells and associated production and processing facilities. One project may develop many reservoirs, or many projects may be applied to one reservoir.

•
The Property (lease or license area): Each property may have unique associated contractual rights and obligations including the fiscal terms. Such information allows definition of each participant’s share of produced quantities (entitlement) and share of investments, expenses, and revenues for each recovery project and the reservoir to which it is applied. One property may encompass many reservoirs, or one reservoir may span several different properties. A property may contain both discovered and undiscovered accumulations.

In context of this data relationship, “project” is the primary element considered in this resources classification, and net recoverable resources are the incremental quantities derived from each project. Project represents the link between the petroleum accumulation and the decision-making process. A project may, for example, constitute the development of a single reservoir or field, or an incremental development for a producing field, or the integrated development of several fields and associated facilities with a common ownership. In general, an individual project will represent the level at which a decision is made whether or not to proceed (i.e., spend more money) and there should be an associated range of estimated recoverable quantities for that project.
An accumulation or potential accumulation of petroleum may be subject to several separate and distinct projects that are at different stages of exploration or development. Thus, an accumulation may have recoverable quantities in several resource classes simultaneously.
In order to assign recoverable resources of any class, a development plan needs to be defined consisting of one or more projects. Even for Prospective Resources, the estimates of recoverable quantities must be stated in terms of the sales products derived from a development program assuming successful discovery and commercial development. Given the major uncertainties involved at this early stage, the development program will not be of the detail expected in later stages of maturity. In most cases, recovery efficiency may be largely based on analogous projects. In-place quantities for which a feasible project cannot be defined using current, or reasonably forecast improvements in, technology are classified as Unrecoverable.
Not all technically feasible development plans will be commercial. The commercial viability of a development project is dependent on a forecast of the conditions that will exist during the time period encompassed by the project’s activities (see
Definitions - Page 3 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007
Commercial Evaluations, section 3.1). “Conditions” include technological, economic, legal, environmental, social, and governmental factors. While economic factors can be summarized as forecast costs and product prices, the underlying influences include, but are not limited to, market conditions, transportation and processing infrastructure, fiscal terms, and taxes.
The resource quantities being estimated are those volumes producible from a project as measured according to delivery specifications at the point of sale or custody transfer (see Reference Point, section 3.2.1). The cumulative production from the evaluation date forward to cessation of production is the remaining recoverable quantity. The sum of the associated annual net cash flows yields the estimated future net revenue. When the cash flows are discounted according to a defined discount rate and time period, the summation of the discounted cash flows is termed net present value (NPV) of the project (see Evaluation and Reporting Guidelines, section 3.0).
The supporting data, analytical processes, and assumptions used in an evaluation should be documented in sufficient detail to allow an independent evaluator or auditor to clearly understand the basis for estimation and categorization of recoverable quantities and their classification.
2.0 Classification and Categorization Guidelines
2.1 Resources Classification
The basic classification requires establishment of criteria for a petroleum discovery and thereafter the distinction between commercial and sub-commercial projects in known accumulations (and hence between Reserves and Contingent Resources).
2.1.1 Determination of Discovery Status
A discovery is one petroleum accumulation, or several petroleum accumulations collectively, for which one or several exploratory wells have established through testing, sampling, and/or logging the existence of a significant quantity of potentially moveable hydrocarbons.
In this context, “significant” implies that there is evidence of a sufficient quantity of petroleum to justify estimating the in-place volume demonstrated by the well(s) and for evaluating the potential for economic recovery. Estimated recoverable quantities within such a discovered (known) accumulation(s) shall initially be classified as Contingent Resources pending definition of projects with sufficient chance of commercial development to reclassify all, or a portion, as Reserves. Where in-place hydrocarbons are identified but are not considered currently recoverable, such quantities may be classified as Discovered Unrecoverable, if considered appropriate for resource management purposes; a portion of these quantities may become recoverable resources in the future as commercial circumstances change or technological developments occur.
2.1.2 Determination of Commerciality
Discovered recoverable volumes (Contingent Resources) may be considered commercially producible, and thus Reserves, if the entity claiming commerciality has demonstrated firm intention to proceed with development and such intention is based upon all of the following criteria:
•	Evidence to support a reasonable timetable for development.

•	A reasonable assessment of the future economics of such development projects meeting defined investment and operating criteria.

•	A reasonable expectation that there will be a market for all or at least the expected sales quantities of production required to justify development.

•	Evidence that the necessary production and transportation facilities are available or can be made available.

•	Evidence that legal, contractual, environmental and other social and economic concerns will allow for the actual implementation of the recovery project being evaluated.
To be included in the Reserves class, a project must be sufficiently defined to establish its commercial viability. There must be a reasonable expectation that all required internal and external approvals will be forthcoming, and there is evidence of firm intention to proceed with development within a reasonable time frame. A reasonable time frame for the initiation of development depends on the specific circumstances and varies according to the scope of the project. While 5 years is recommended as a benchmark, a longer time frame could be applied where, for example, development of economic projects are deferred at the option of the producer for, among other things, market-related reasons, or to meet contractual or strategic objectives. In all cases, the justification for classification as Reserves should be clearly documented.
Definitions - Page 4 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007
To be included in the Reserves class, there must be a high confidence in the commercial producibility of the reservoir as supported by actual production or formation tests. In certain cases, Reserves may be assigned on the basis of well logs and/or core analysis that indicate that the subject reservoir is hydrocarbon-bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.
2.2 Resources Categorization
The horizontal axis in the Resources Classification (Figure 1.1) defines the range of uncertainty in estimates of the quantities of recoverable, or potentially recoverable, petroleum associated with a project. These estimates include both technical and commercial uncertainty components as follows:
•	The total petroleum remaining within the accumulation (in-place resources).

•	That portion of the in-place petroleum that can be recovered by applying a defined development project or projects.

•	Variations in the commercial conditions that may impact the quantities recovered and sold (e.g., market availability, contractual changes).
Where commercial uncertainties are such that there is significant risk that the complete project (as initially defined) will not proceed, it is advised to create a separate project classified as Contingent Resources with an appropriate chance of commerciality.
2.2.1 Range of Uncertainty
The range of uncertainty of the recoverable and/or potentially recoverable volumes may be represented by either deterministic scenarios or by a probability distribution (see Deterministic and Probabilistic Methods, section 4.2).
When the range of uncertainty is represented by a probability distribution, a low, best, and high estimate shall be provided such that:
•	There should be at least a 90% probability (P90) that the quantities actually recovered will equal or exceed the low estimate.

•	There should be at least a 50% probability (P50) that the quantities actually recovered will equal or exceed the best estimate.

•	There should be at least a 10% probability (P10) that the quantities actually recovered will equal or exceed the high estimate.
When using the deterministic scenario method, typically there should also be low, best, and high estimates, where such estimates are based on qualitative assessments of relative uncertainty using consistent interpretation guidelines. Under the deterministic incremental (risk-based) approach, quantities at each level of uncertainty are estimated discretely and separately (see Category Definitions and Guidelines, section 2.2.2).
These same approaches to describing uncertainty may be applied to Reserves, Contingent Resources, and Prospective Resources. While there may be significant risk that sub-commercial and undiscovered accumulations will not achieve commercial production, it is useful to consider the range of potentially recoverable quantities independently of such a risk or consideration of the resource class to which the quantities will be assigned.
2.2.2 Category Definitions and Guidelines
Evaluators may assess recoverable quantities and categorize results by uncertainty using the deterministic incremental (risk-based) approach, the deterministic scenario (cumulative) approach, or probabilistic methods (see “2001 Supplemental Guidelines,” Chapter 2.5). In many cases, a combination of approaches is used.
Use of consistent terminology (Figure 1.1) promotes clarity in communication of evaluation results. For Reserves, the general cumulative terms low/best/high estimates are denoted as 1P/2P/3P, respectively. The associated incremental quantities are termed Proved, Probable and Possible. Reserves are a subset of, and must be viewed within context of, the complete resources classification system. While the categorization criteria are proposed specifically for Reserves, in most cases, they can be equally applied to Contingent and Prospective Resources conditional upon their satisfying the criteria for discovery and/or development.
Definitions - Page 5 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007
For Contingent Resources, the general cumulative terms low/best/high estimates are denoted as 1C/2C/3C respectively. For Prospective Resources, the general cumulative terms low/best/high estimates still apply. No specific terms are defined for incremental quantities within Contingent and Prospective Resources.
Without new technical information, there should be no change in the distribution of technically recoverable volumes and their categorization boundaries when conditions are satisfied sufficiently to reclassify a project from Contingent Resources to Reserves. All evaluations require application of a consistent set of forecast conditions, including assumed future costs and prices, for both classification of projects and categorization of estimated quantities recovered by each project (see Commercial Evaluations, section 3.1).
Based on additional data and updated interpretations that indicate increased certainty, portions of Possible and Probable Reserves may be re-categorized as Probable and Proved Reserves.
Uncertainty in resource estimates is best communicated by reporting a range of potential results. However, if it is required to report a single representative result, the “best estimate” is considered the most realistic assessment of recoverable quantities. It is generally considered to represent the sum of Proved and Probable estimates (2P) when using the deterministic scenario or the probabilistic assessment methods. It should be noted that under the deterministic incremental (risk-based) approach, discrete estimates are made for each category, and they should not be aggregated without due consideration of their associated risk (see “2001 Supplemental Guidelines,” Chapter 2.5).
Table 1: Recoverable Resources Classes and Sub-Classes

Class/Sub-Class	Definition	Guidelines
Reserves	Reserves are those quantities of petroleum anticipated to be commercially recoverable by application of development projects to known accumulations from a given date forward under defined conditions.	Reserves must satisfy four criteria: they must be discovered, recoverable, commercial, and remaining based on the development project(s) applied. Reserves are further subdivided in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their development and production status.

To be included in the Reserves class, a project must be sufficiently defined to establish its commercial viability. There must be a reasonable expectation that all required internal and external approvals will be forthcoming, and there is evidence of firm intention to proceed with development within a reasonable time frame.

A reasonable time frame for the initiation of development depends on the specific circumstances and varies according to the scope of the project. While 5 years is recommended as a benchmark, a longer time frame could be applied where, for example, development of economic projects are deferred at the option of the producer for, among other things, market- related reasons, or to meet contractual or strategic objectives. In all cases, the justification for classification as Reserves should be clearly documented.

To be included in the Reserves class, there must be a high confidence in the commercial producibility of the reservoir as supported by actual production or formation tests. In certain cases, Reserves may be assigned on the basis of well logs and/or core analysis that indicate that the subject reservoir is hydrocarbon-bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

On Production	The development project is currently producing and selling petroleum to market.	The key criterion is that the project is receiving income from sales, rather than the approved development project necessarily being complete. This is the point at which the project “chance of commerciality” can be said to be 100%.

The project “decision gate” is the decision to initiate commercial production from the project.
Definitions - Page 6 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007

Class/Sub-Class	Definition	Guidelines
Approved for Development	All necessary approvals have been obtained, capital funds have been committed, and implementation of the development project is under way.	At this point, it must be certain that the development project is going ahead. The project must not be subject to any contingencies such as outstanding regulatory approvals or sales contracts. Forecast capital expenditures should be included in the reporting entity’s current or following year’s approved budget.

The project “decision gate” is the decision to start investing capital in the construction of production facilities and/or drilling development wells.

Justified for Development	Implementation of the development project is justified on the basis of reasonable forecast commercial conditions at the time of reporting, and there are reasonable expectations that all necessary approvals/contracts will be obtained.	In order to move to this level of project maturity, and hence have reserves associated with it, the development project must be commercially viable at the time of reporting, based on the reporting entity’s assumptions of future prices, costs, etc. (“forecast case”) and the specific circumstances of the project. Evidence of a firm intention to proceed with development within a reasonable time frame will be sufficient to demonstrate commerciality. There should be a development plan in sufficient detail to support the assessment of commerciality and a reasonable expectation that any regulatory approvals or sales contracts required prior to project implementation will be forthcoming. Other than such approvals/contracts, there should be no known contingencies that could preclude the development from proceeding within a reasonable timeframe (see Reserves class).

The project “decision gate” is the decision by the reporting entity and its partners, if any, that the project has reached a level of technical and commercial maturity sufficient to justify proceeding with development at that point in time.

Contingent Resources	Those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations by application of development projects, but which are not currently considered to be commercially recoverable due to one or more contingencies.	Contingent Resources may include, for example, projects for which there are currently no viable markets, or where commercial recovery is dependent on technology under development, or where evaluation of the accumulation is insufficient to clearly assess commerciality. Contingent Resources are further categorized in accordance with the level of certainty associated with the estimates and may be sub-classified based on project maturity and/or characterized by their economic status.

Development Pending	A discovered accumulation where project activities are ongoing to justify commercial development in the foreseeable future.	The project is seen to have reasonable potential for eventual commercial development, to the extent that further data acquisition (e.g. drilling, seismic data) and/or evaluations are currently ongoing with a view to confirming that the project is commercially viable and providing the basis for selection of an appropriate development plan. The critical contingencies have been identified and are reasonably expected to be resolved within a reasonable time frame. Note that disappointing appraisal/evaluation results could lead to a re-classification of the project to “On Hold” or “Not Viable” status.

The project “decision gate” is the decision to undertake further data acquisition and/or studies designed to move the project to a level of technical and commercial maturity at which a decision can be made to proceed with development and production.

Development Unclarified or on Hold	A discovered accumulation where project activities are on hold and/or where justification as a commercial development may be subject to significant delay.	The project is seen to have potential for eventual commercial development, but further appraisal/evaluation activities are on hold pending the removal of significant contingencies external to the project, or substantial further appraisal/evaluation activities are required to clarify the potential for eventual commercial development. Development may be subject to a significant time delay. Note that a change in circumstances, such that there is no longer a reasonable expectation that a critical contingency can be removed in the foreseeable future, for example, could lead to a reclassification of the project to “Not Viable” status.

The project “decision gate” is the decision to either proceed with additional evaluation designed to clarify the potential for eventual commercial development or to temporarily suspend or delay further activities pending resolution of external contingencies.
Definitions - Page 7 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007

Class/Sub-Class	Definition	Guidelines
Development Not Viable	A discovered accumulation for which there are no current plans to develop or to acquire additional data at the time due to limited production potential.	The project is not seen to have potential for eventual commercial development at the time of reporting, but the theoretically recoverable quantities are recorded so that the potential opportunity will be recognized in the event of a major change in technology or commercial conditions.

The project “decision gate” is the decision not to undertake any further data acquisition or studies on the project for the foreseeable future.

Prospective Resources	Those quantities of petroleum which are estimated, as of a given date, to be potentially recoverable from undiscovered accumulations.	Potential accumulations are evaluated according to their chance of discovery and, assuming a discovery, the estimated quantities that would be recoverable under defined development projects. It is recognized that the development programs will be of significantly less detail and depend more heavily on analog developments in the earlier phases of exploration.

Prospect	A project associated with a potential accumulation that is sufficiently well defined to represent a viable drilling target.	Project activities are focused on assessing the chance of discovery and, assuming discovery, the range of potential recoverable quantities under a commercial development program.

Lead	A project associated with a potential accumulation that is currently poorly defined and requires more data acquisition and/or evaluation in order to be classified as a prospect.	Project activities are focused on acquiring additional data and/or undertaking further evaluation designed to confirm whether or not the lead can be matured into a prospect. Such evaluation includes the assessment of the chance of discovery and, assuming discovery, the range of potential recovery under feasible development scenarios.

Play	A project associated with a prospective trend of potential prospects, but which requires more data acquisition and/or evaluation in order to define specific leads or prospects.	Project activities are focused on acquiring additional data and/or undertaking further evaluation designed to define specific leads or prospects for more detailed analysis of their chance of discovery and, assuming discovery, the range of potential recovery under hypothetical development scenarios.
Table 2: Reserves Status Definitions and Guidelines

Status	Definition	Guidelines
Developed Reserves	Developed Reserves are expected quantities to be recovered from existing wells and facilities.	Reserves are considered developed only after the necessary equipment has been installed, or when the costs to do so are relatively minor compared to the cost of a well. Where required facilities become unavailable, it may be necessary to reclassify Developed Reserves as Undeveloped. Developed Reserves may be further sub-classified as Producing or Non-Producing.

Developed Producing Reserves	Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.	Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non- Producing Reserves	Developed Non-Producing Reserves include shut-in and behind-pipe Reserves.	Shut-in Reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not yet started producing, (2) wells which were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe Reserves are expected to be recovered from zones in existing wells which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.
Definitions - Page 8 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007

Status	Definition	Guidelines
Undeveloped Reserves	Undeveloped Reserves are quantities expected to be recovered through future investments:	(1) from new wells on undrilled acreage in known accumulations, (2) from deepening existing wells to a different (but known) reservoir, (3) from infill wells that will increase recovery, or (4) where a relatively large expenditure (e.g. when compared to the cost of drilling a new well) is required to (a) recomplete an existing well or (b) install production or transportation facilities for primary or improved recovery projects.
Table 3: Reserves Category Definitions and Guidelines

Category	Definition	Guidelines
Proved Reserves	Proved Reserves are those quantities of petroleum, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under defined economic conditions, operating methods, and government regulations.	If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

The area of the reservoir considered as Proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) adjacent undrilled portions of the reservoir that can reasonably be judged as continuous with it and commercially productive on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, Proved quantities in a reservoir are limited by the lowest known hydrocarbon (LKH) as seen in a well penetration unless otherwise indicated by definitive geoscience, engineering, or performance data. Such definitive information may include pressure gradient analysis and seismic indicators. Seismic data alone may not be sufficient to define fluid contacts for Proved reserves (see “2001 Supplemental Guidelines,” Chapter 8).

Reserves in undeveloped locations may be classified as Proved provided that:

• The locations are in undrilled areas of the reservoir that can be judged with reasonable certainty to be commercially productive.

• Interpretations of available geoscience and engineering data indicate with reasonable certainty that the objective formation is laterally continuous with drilled Proved locations.

For Proved Reserves, the recovery efficiency applied to these reservoirs should be defined based on a range of possibilities supported by analogs and sound engineering judgment considering the characteristics of the Proved area and the applied development program.

Probable Reserves	Probable Reserves are those additional Reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than Proved Reserves but more certain to be recovered than Possible Reserves.	It is equally likely that actual remaining quantities recovered will be greater than or less than the sum of the estimated Proved plus Probable Reserves (2P). In this context, when probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the 2P estimate.

Probable Reserves may be assigned to areas of a reservoir adjacent to Proved where data control or interpretations of available data are less certain. The interpreted reservoir continuity may not meet the reasonable certainty criteria.

Probable estimates also include incremental recoveries associated with project recovery efficiencies beyond that assumed for Proved.
Definitions - Page 9 of 10

PETROLEUM RESERVES AND RESOURCES CLASSIFICATION AND DEFINITIONS
Excerpted from the Petroleum Resources Management System Approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007

Category	Definition	Guidelines
Possible Reserves	Possible Reserves are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recoverable than Probable Reserves.	The total quantities ultimately recovered from the project have a low probability to exceed the sum of Proved plus Probable plus Possible (3P), which is equivalent to the high estimate scenario. When probabilistic methods are used, there should be at least a 10% probability that the actual quantities recovered will equal or exceed the 3P estimate.

Possible Reserves may be assigned to areas of a reservoir adjacent to Probable where data control and interpretations of available data are progressively less certain. Frequently, this may be in areas where geoscience and engineering data are unable to clearly define the area and vertical reservoir limits of commercial production from the reservoir by a defined project.

Possible estimates also include incremental quantities associated with project recovery efficiencies beyond that assumed for Probable.

Probable and Possible Reserves	(See above for separate criteria for Probable Reserves and Possible Reserves.)	The 2P and 3P estimates may be based on reasonable alternative technical and commercial interpretations within the reservoir and/or subject project that are clearly documented, including comparisons to results in successful similar projects.

In conventional accumulations, Probable and/or Possible Reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from Proved areas by minor faulting or other geological discontinuities and have not been penetrated by a wellbore but are interpreted to be in communication with the known (Proved) reservoir. Probable or Possible Reserves may be assigned to areas that are structurally higher than the Proved area. Possible (and in some cases, Probable) Reserves may be assigned to areas that are structurally lower than the adjacent Proved or 2P area.

Caution should be exercised in assigning Reserves to adjacent reservoirs isolated by major, potentially sealing, faults until this reservoir is penetrated and evaluated as commercially productive. Justification for assigning Reserves in such cases should be clearly documented. Reserves should not be assigned to areas that are clearly separated from a known accumulation by non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results); such areas may contain Prospective Resources.

In conventional accumulations, where drilling has defined a highest known oil (HKO) elevation and there exists the potential for an associated gas cap, Proved oil Reserves should only be assigned in the structurally higher portions of the reservoir if there is reasonable certainty that such portions are initially above bubble point pressure based on documented engineering analyses. Reservoir portions that do not meet this certainty may be assigned as Probable and Possible oil and/or gas based on reservoir fluid properties and pressure gradient interpretations.
The 2007 Petroleum Resources Management System can be viewed in its entirety at
http://www.spe.org/spe-app/spe/industry/reserves/prms.htm.
Definitions - Page 10 of 10
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